Exhibit 99.1

MEDNAX Reports 2010 First Quarter Non-GAAP EPS of 82 Cents

Expects Second Quarter EPS of $1.00 to $1.05

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--May 3, 2010--MEDNAX, Inc. (NYSE: MD) today reported non-GAAP earnings of 82 cents per share for the 2010 first quarter that was principally the result of revenue growth from acquisitions as well as operating efficiencies generated through the effective management of the Company’s administrative infrastructure.

MEDNAX’s non-GAAP earnings per share for the three months ended March 31, 2010 excludes the effect of certain tax-related reserves. On a GAAP basis, earnings per share were 81 cents for the period.

For the 2010 first quarter, compared to the prior year, MEDNAX reported:

  Revenue growth of 10 percent, to $332.9 million;
  Operating income growth of 12 percent to $63.6 million;
  Operating margin expansion of 46 basis points; and
  Non-GAAP net income growth of 13 percent to $38.6 million.

“Our most recent results reflect an organization that continues to grow, and, at the same time, applies its management resources to improve the efficiency of its existing clinical and administrative activities,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We are encouraged by the continued interest of physician groups to practice as part of our national medical group, and that’s reflected both in the transactions completed so far this year, as well as the ongoing strong interest among physicians considering joining us.”

MEDNAX’s net patient service revenue for the three months ended March 31, 2010, increased by 10 percent, to $332.9 million, from $303.9 million for the comparable 2009 period, largely as a result of contributions from acquisitions completed since the beginning of 2009.

For the 2010 first quarter, same-unit revenue increased by 2.2 percent, when compared to the prior-year period, as a result of reimbursement improvements, which were offset by lower same-unit patient volume.

Same-unit growth related to reimbursement factors was 2.5 percent and was driven by better reimbursement from commercial third-party payors. The percentage of patient services reimbursed under government programs increased by 295 basis points for the 2010 first quarter when compared against the prior-year period, or approximately 60 basis points when compared sequentially, or against the 2009 fourth quarter.

Total patient volume declined by 0.3 percent for the 2010 first quarter, compared to the 2009 first quarter, which included a reduction of 0.7 percent in same-unit neonatal intensive care unit (NICU) patient days, as well as a decline in patient volume at the Company’s maternal-fetal practices. This was offset by same-unit patient volume growth in the Company’s anesthesia and pediatric cardiology practices, as well as other pediatric specialty and hearing screen programs.

MEDNAX’s income from operations for the 2010 first quarter was $63.6 million, up 12 percent from $56.6 million for the prior-year period. Operating margin improved by 46 basis points to 19.09 percent for the 2010 first quarter, when compared with the 2009 first quarter as a result of general and administrative expense management.

General and administrative expense growth of 4 percent for the 2010 first quarter was at a rate considerably slower than the rate of revenue growth due to the Company’s ongoing expense management efforts, benefits from the timing of normal annual expenses, as well as administrative efficiencies related to the Company’s anesthesia practices. During the 2009 second and third quarters, MEDNAX migrated billing and collections functions for two of its anesthesia practices from outsourced billing companies to administrative resources that were added as part of an anesthesia practice acquisition completed in late 2008.

For the 2010 first quarter, MEDNAX’s effective tax rate was 39.5 percent as a result of an increase in reserves required for specific tax positions, an increase of 60 basis points from the 38.9 percent tax rate the Company anticipates for all of 2010.

Net income for the 2010 first quarter was $38.6 million, non-GAAP, up 13 percent from $34.1 million for the prior-year period. Earnings per share of 82 cents, non-GAAP, for the 2010 first quarter was based on a weighted average 47.3 million shares outstanding for the 2010 first quarter, an 11 percent increase from 74 cents per share, based on a weighted average 45.9 million shares outstanding, for the 2009 first quarter. On a GAAP basis, MEDNAX’s net income was $38.3 million, or 81 cents per share, for the 2010 first quarter.

MEDNAX had cash and cash equivalents of $23.9 million at March 31, 2010, and net accounts receivable were $174.0 million. At the end of the 2010 first quarter the Company had $129.0 million outstanding on its $350 million revolving credit facility.

During the 2010 first quarter, MEDNAX used $41.6 million of its cash to fund operations, which compares with $22.0 million of cash used to fund operations for the 2009 first quarter. The Company typically has negative cash flow during the first quarter of each year as it pays incentive bonuses, principally to physicians, and employee benefit plan matching contributions that accrue during the prior year.

In addition, during the 2010 first quarter MEDNAX used $40.2 million of its cash for acquisitions and contingent purchase price payments for previously completed acquisitions. MEDNAX acquired three neonatal physician groups and one maternal-fetal medicine physician group practice during the 2010 first quarter.

Outlook

MEDNAX expects to earn $1.00 to $1.05 per share for the 2010 second quarter. The Company’s outlook anticipates same-unit NICU patient volume to be flat, to as much as 1 percent higher for the 2010 second quarter, when compared with the 2009 second quarter. In addition, the Company’s 2010 second quarter outlook assumes that the percentage of services reimbursed under government programs for the period will be as much as one percentage point higher to as much as one percentage point lower on a sequential basis, or when compared against the 2010 first quarter.

MEDNAX’s outlook anticipates contributions from practice acquisitions within its neonatal, maternal-fetal, pediatric cardiology and other pediatric specialty physician services to contribute to 2010 second quarter earnings.

Reconciliation of Non-GAAP Information

This press release contains non-GAAP information for the three months ended March 31, 2010, related to the income tax provision, net income and earnings per share which is adjusted as set forth below. MEDNAX believes that this non-GAAP information is useful to management and investors reviewing financial and business trends related to its results of operations and that when non-GAAP information is viewed with GAAP information investors are provided with a meaningful understanding of MEDNAX’s ongoing operating and financial performance. This information is not intended to be considered in isolation, or as a substitute of GAAP financial information. The following table reconciles non-GAAP financial information to net income per common share, which MEDNAX believes are the most comparable GAAP measures:

	Three Months Ended March 31, 2010
	GAAP	Adjustments	Non-GAAP
	(in thousands, except for per share data)

Net patient service revenue	$332,927		$332,927
Operating expenses:
Practice salaries and benefits	213,402		213,402
Practice supplies and other operating expenses	13,095		13,095
General and administrative expenses	38,099		38,099
Depreciation and amortization	4,780		4,780

Total operating expenses	269,376		269,376

Income from operations	63,551		63,551

Investment income	404		404
Interest expense	(710)		(710)

Income from continuing operations before income taxes	63,245		63,245
Income tax provision	(24,982)	$(380)	(24,602)

Net income	$38,263	$380	$38,643

Net income per common and common equivalent share data (diluted):	$0.81	$0.01	$0.82

Weighted average shares used in computing net income per common and common equivalent share (diluted)	47,267		47,267

Earnings conference call

MEDNAX, Inc. will host an investor conference call to discuss the quarterly results at 10 a.m., Eastern Daylight Time, today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon, EDT, today through midnight, EDT, May 17, 2010, by dialing 800-475-6701, access code 153599. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc., is a national medical group that comprises the nation’s leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 275 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric intensivist physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation’s largest provider of newborn hearing screens. In 2007, the Company expanded into anesthesia services. Today, American Anesthesiology includes more than 550 anesthesiologists and advanced practitioners. MEDNAX, through its affiliated professional corporations, employs more than 1,450 physicians in 33 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements which may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, Inc.
Consolidated Statements of Income
(Unaudited)
	Three months ended
	March 31,
	2010	2009
	(in thousands, except for per share data)

Net patient service revenue	$332,927	$303,885
Operating expenses:
Practice salaries and benefits	213,402	194,008
Practice supplies and other operating expenses	13,095	12,641
General and administrative expenses	38,099	36,650
Depreciation and amortization	4,780	3,963

Total operating expenses	269,376	247,262

Income from operations	63,551	56,623

Investment income	404	441
Interest expense	(710)	(1,011)

Income from continuing operations before income taxes	63,245	56,053
Income tax provision	(24,982)	(22,001)

Net income	$38,263	$34,052

Net income per common and common equivalent share data (diluted):	$0.81	$0.74

Weighted average shares used in computing net income per common and common equivalent share (diluted)	47,267	45,931

Balance Sheet Highlights

	As of	As of
	March 31, 2010 (unaudited)	December 31, 2009
	(in thousands)
Assets:
Cash and cash equivalents	$23,939	$26,503
Short-term investments	7,701	5,380
Accounts receivable, net	173,985	164,444
Other current assets	91,222	96,338
Goodwill, other assets, property and equipment	1,443,467	1,396,685
Total assets	$1,740,314	$1,689,350

Liabilities and shareholder's equity:
Accounts payable & accrued expenses	$240,254	$346,470
Total debt	129,376	50,443
Other liabilities	132,563	102,339
Total liabilities	502,193	499,252
Shareholders' equity	1,238,121	1,190,098
Total liabilities and shareholders' equity	$1,740,314	$1,689,350

CONTACT:
MEDNAX, Inc.
Bob Kneeley, Director, Investor Relations, 954-384-0175 x 5300
bob_kneeley@mednax.com